Exhibit 99.1

STORE Capital Declares Third Quarter Dividend of $0.31 per Common Share Representing a 6.9% Annualized Increase

Company Release – 09/12/2017 06:45 AM

SCOTTSDALE, Ariz.--(BUSINESS WIRE)--STORE Capital Corporation (NYSE: STOR), an internally managed net-lease real estate investment trust (REIT) that invests in Single Tenant Operational Real Estate, today announced that it has declared a regular quarterly cash dividend on its common stock of $0.31 per share for the third quarter ending September 30, 2017.  On an annualized basis, this dividend of $1.24 per common share represents an increase of $0.08 per share over the previous annualized dividend.   The dividend will be paid on October 16, 2017 to STORE Capital stockholders of record as of the close of business on September 29, 2017.

“Our Board is pleased to announce our third annual dividend increase,” said Christopher H. Volk, President and Chief Executive Officer of STORE Capital.  “This 6.9% increase reflects the confidence we have in the foundational strengths of our business and our expected growth trajectory.”

About STORE Capital

STORE Capital Corporation is an internally managed net-lease real estate investment trust, or REIT, that is the leader in the acquisition, investment and management of Single Tenant Operational Real Estate, which is its target market and the inspiration for its name. STORE Capital is one of the largest and fastest growing net-lease REITs and owns a large, well-diversified portfolio that consists of investments in over 1,770 property locations, substantially all of which are profit centers, in 48 states. Additional information about STORE Capital can be found on its website at www.storecapital.com.

Forward-Looking Statements

Certain statements contained in this press release that are not historical facts, including the statement regarding the Company’s expected growth, contain forward-looking statements. Forward-looking statements can be identified by the use of words such as “estimate,” “anticipate,” “expect,” “believe,” “intend,” “may,” “will,” “should,” “seek,” “approximate” or “plan,” or the negative of these words and phrases or similar words or phrases. Forward-looking statements, by their nature, involve estimates, projections, goals, forecasts and assumptions and are subject to risks and uncertainties that could cause actual results or outcomes to differ materially from those expressed in the forward-looking statements. For more information on risk factors for STORE Capital’s business, please refer to the periodic reports the Company files with the Securities and Exchange Commission from time to time. These forward-looking statements herein speak only as of the date of this press release and should not be relied upon as predictions of future events. STORE Capital expressly disclaims any obligation or undertaking to update or revise any forward-looking statements contained herein, to reflect any change in STORE Capital’s expectations with regard thereto, or any other change in events, conditions or circumstances on which any such statement is based, except as required by law.

Contacts:
Financial Profiles, Inc.
STORECapital@finprofiles.com

Investors:
Moira Conlon, 310-622-8220
Kristen Papke, 310-622-8225

Media:
Tricia Ross, 310-622-8226